Pricing Supplement No. 2 dated November 4, 1998
     (To Prospectus dated June 4, 1998, as supplemented by Prospectus Supplement dated October 19, 1998)

      Rule 424(b)(2)
      Registration Nos. 333-18345 & 333-54009

                         $300,000,000
                  UNION PACIFIC CORPORATION
                 MEDIUM-TERM NOTES, SERIES E
                 ----------------------------

  Principal Amount:  $300,000,000, as follows:
   Credit Suisse First Boston Corporation -             $ 75,000,000
   Lehman Brothers Inc.-                                  75,000,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated -   75,000,000
   Morgan Stanley & Co. Incorporated -                    75,000,000
                                                        ------------
     Total:                                             $300,000,000

  Issue Price (Dollar Amount and Percentage of
   Principal Amount):  $300,000,000; 100%

  Settlement Date (Issue Date):  November 9, 1998

  Stated Maturity:  November 9, 2007

  Type of Note:
   [X]  Fixed Rate Note
   [ ]  Floating Rate Note
   [ ]  Inverse Floating Rate Note
   [ ]  Zero Coupon Note
   [ ]  Foreign Currency Note
   [ ]  Indexed Note
  Form:
   [X]  Book Entry
   [ ]  Definitive

  CUSIP No:  90782EGV0

  Interest Rate:  6.79%

  Interest Payment Dates:  May 1 and November 1, commencing May 1, 1999

  Redemption Terms (at option of Union Pacific):
   [X]  Not redeemable prior to Stated Maturity
   [ ]  Redeemable in accordance with the following terms:

  Repayment Terms (at option of the Holder):
   [X]  Not repayable prior to Stated Maturity
   [ ]  Repayable in accordance with the following terms:

  Sinking Fund Provisions:
   [X]  None
   [ ]  Applicable in accordance with the following terms:

  Specified Currency (U.S. dollars, unless otherwise indicated):

  Agents: Credit Suisse First Boston Corporation
          Lehman Brothers Inc.
          Merrill Lynch, Pierce, Fenner & Smith Incorporated
          Morgan Stanley & Co. Incorporated

  Agents acting in capacity indicated below:
   [X]  As Agents
   [ ]  As Principals

  Agents' Commissions:  $1,800,000, as follows:
   Credit Suisse First Boston Corporation -               $  450,000
   Lehman Brothers Inc. -                                    450,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated -      450,000
   Morgan Stanley & Co. Incorporated -                       450,000
                                                          ----------
        Total:                                            $1,800,000

  Net Proceeds to Union Pacific:  $298,200,000, as follows:
   Credit Suisse First Boston Corporation -             $ 74,550,000
   Lehman Brothers Inc. -                                 74,550,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated -   74,550,000
   Morgan Stanley & Co. Incorporated -                    74,550,000
                                                        ------------
        Total:                                          $298,200,000

  Other: